Exhibit 99.1


        Diagnostic Products Corporation Announces First Quarter Earnings

    LOS ANGELES--(BUSINESS WIRE)--April 29, 2004--Diagnostic Products Corporation (NYSE:DP) today reported first quarter sales of $106.1 million, a 22% increase over the first quarter of 2003. Earnings were $15.5 million, or $.52 per diluted share, an increase of 22% from $12.7 million or $.43 reported for the first quarter of 2003. The Euro and the Brazilian Real strengthened relative to the dollar, and the net effect of foreign currency movements was a 9% increase in sales. International sales increased 23% to $76.6 million while domestic sales increased 21% to $29.4 million.
    Sales of IMMULITE products continued to be strong, growing 28% over the first quarter of 2003. IMMULITE product line sales reached $96.3 million for the quarter, 91% of the total sales of the Company. IMMULITE reagents sales increased 23% this quarter over the first quarter of 2003. Sales of RIA products were $6.4 million, a 6% decline from last year's first quarter. Sales of other products were $3.4 million, down from $4.4 million in the same period last year. "Our IMMULITE business continues to do very well," said Michael Ziering, President and CEO of DPC. "We were particularly pleased with the number of IMMULITE 2000s which shipped this quarter as well as the level of reagent sales."
    The Company shipped a total of 209 IMMULITE Instruments in the first quarter including 158 IMMULITE 2000s. The total number of IMMULITEs shipped is now over 9,000.
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental or other actions relating to the Company's Chinese subsidiary; the company's ability to address and resolve issues relating to the FDA's decision that its Application Integrity Policy be applied to the Company; the company's ability to have new tests reviewed and approved by the FDA; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited - In thousands except per share data)

                                                   Three Months Ended
                                                      March 31,
                                                    2004     2003
SALES:                                              ----       ----
        Non-Affiliated Customers                  $96,974    $80,247
        Unconsolidated Affiliates                   9,109      6,633
        Total Sales                               106,083     86,880

COST OF SALES                                      46,022     36,556
       Gross Profit                                60,061     50,324

OPERATING EXPENSES:
Selling                                            18,727     15,433
Research and Development                           11,424     10,003
General and Administrative                          9,665      8,599
Equity in Income of Affiliates                     (2,130)    (1,458)

OPERATING EXPENSES -NET                            37,686     32,577
      OPERATING INCOME                             22,375     17,747

Interest/Other Income (Expense) - Net                (369)        29
INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                             22,006     17,776

PROVISION FOR INCOME TAXES                          6,602      5,155

MINORITY INTEREST                                     (53)       (86)

      NET INCOME                                  $15,457    $12,707

EARNINGS PER SHARE:
      BASIC                                          $.53       $.44
      DILUTED                                        $.52       $.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                        28,972     28,622
      DILUTED                                      29,944     29,544


    CONTACT: Diagnostic Products Corporation
             James L. Brill (CFO), 310-645-8200